REIT INVESTMENTS, LLC

PAYMENT PLAN/PREAUTHORIZED PAYMENT AGREEMENT



The Federal Equal Credit Opportunity Act prohibits

creditors from discriminating against credit

applicants on the basis of sex or marital status.

The agency that administers compliance with the law

is the Federal Trade Commission, Equal Credit

Opportunity, Washington, D.C. 20580.



This Payment Plan Agreement (the "Agreement") is

entered into by and between REIT Investments, LLC,

a Georgia limited liability company with an address

of 4250 Keith Bridge Road, Suite 160 Cumming, GA

30041 ("REIT"), and the undersigned "Member".



   WHEREAS, the Member desires to acquire preferred,

non-voting membership ownership interests in and to

REIT (the "Units"); and



   WHEREAS, the Member desires that REIT finance the

"Purchase Price" for said Units; and



   WHEREAS, REIT is willing to finance Member's

Purchase Price, upon the terms and conditions

herein set forth.



   NOW, THEREFORE, in consideration of the premises

and mutual covenants herein set forth, and other

good and valuable consideration, the sufficiency of

which is acknowledged by the parties, the parties

hereto, intending to be legally bound, do hereby

agree as follows:



1.  Conditions Precedent.  Member acknowledges,

understands, and agrees that Member shall have

fully and accurately completed and executed

REIT's Subscription Agreement and acceptance and

acknowledgment of REIT's Operating Agreement

(said agreements, collectively the REIT

Agreements) and agrees to comply with the terms

thereof at all times.  Member further affirms,

acknowledges, and attests that Member's mailing

address, telephone number, and e-mail address

provided hereinbelow and on the REIT Agreements

are accurate and were provided by Member

voluntarily. Subject to applicable law, Member

agrees that REIT and its agents and affiliates

may contact Member at any mailing address,

telephone number, or e-mail address provided and

subsequently provided by Member.



2.  Financing of Purchase Price.  After receipt of

Member's executed Subscription Agreement and

acknowledgment of Operating Agreement, REIT does

agree to finance the Purchase Price set forth in

Member's Subscription Agreement executed by

Member contemporaneously herewith.



3.  Authorization of Charges.  By signing below,

Member authorizes REIT to debit or charge, via

EFT, ACH, or any other method so designated,

from time to time, Member's designated financial

institution account up to One Hundred (100)

equal weekly installments of the total Purchase

Price, as indicated below. If any payment is

returned unpaid for any reason, Member

authorizes REIT to make an electronic fund

transfer (EFT) from Member's account to collect

a returned item fee of $20.  The transactions on

Member's bank, debit card, or credit card

statement shall serve as receipts for payment

hereunder.



4.  Storing Payment Information.  By executing this

Agreement, Member authorizes REIT and its

agents, including its third-party payment

processing companies (the "REIT Agents"), to

store the account and card information provided

by Member for purposes of making any payment in

relation to this Agreement (the "Payment

Information"). REIT and/or its Agents will use

the stored Payment Information to process

payment of the Purchase Price and all fees that

are due or will become due. REIT and/or its

Agents may also use the stored Payment

Information to process payments owed in relation

to any subsequent agreements entered between

Member and REIT. The fixed dates or intervals on

which transactions will be processed and the

transaction amounts (including all associated

fees) and/or a description of how they will be

calculated, are more specifically set forth

below. This consent to store Payment Information

will not expire unless it is expressly revoked.



5.  Electronic Funds Transfer Act.  By executing this

Agreement, Member acknowledge your awareness that

certain disclosures required by the Electronic

Funds Transfer Act and its regulations are

available for your review at REIT's Internet

website: www.REIT.investments.



6.  Revocation by REIT.  REIT may revoke the

privilege granted to Member hereunder of making

electronic or other payments under this Agreement

if any item is not paid upon presentation.



7.  E-SIGN CONSENT: Certain laws and regulations may

require REIT and/or its affiliates to provide

Member with written notices and disclosures on

paper. With Member's consent, this information

may be provided to Member electronically.

Member's consent hereto shall apply to each and

every disclosure, notice, Agreement, statement,

term and condition, and any other information

(collectively, the "Documents") relating to this

Agreement. Member's consent to receive the

Documents electronically shall continue until

expressly withdrawn by Member. Notwithstanding,

Member may request a paper copy of all

electronic Documents by contacting REIT and

requesting a paper copy. Member may withdraw its

consent at any time by notifying REIT at

support@REIT.investments. Upon withdrawing

consent, Member shall no longer receive such

Documents electronically. Member agrees to

maintain a valid email address with REIT and to

promptly notify REIT of any changes thereto. By

accepting the terms of this Agreement, Member

does hereby agree to the terms and conditions of

this paragraph and consents to the same. Member

does also confirm that Member has the software

and hardware required to access such information

above, that Member has the means necessary to

access, view and receive the Documents

electronically, and that Member has provided a

valid and active email address to REIT.



8.  Breach.



A.  By Member.  If this preauthorization payment

arrangement is revoked for any reason and

Member does not otherwise immediately remit

payment of the balance of the Purchase Price

so due, plus any and all NSF fees and other

amounts due hereunder; or if any payment is

not paid upon presentation to Member's bank or

credit/debit card company for any reason, then

Member shall be in default of this Agreement.



B.  If either party commits a breach of this

Agreement, then the claiming party shall

provide the breaching party with written

notice of the default and ten (10) days

opportunity to cure. If the breaching party

fails to cure, as required herein, then the

non-breaching party shall have all remedies

available under Georgia law.  The remedies

provided herein shall be cumulative and shall

not preclude the assertion by any party hereto

of any other rights or the seeking of any

other remedies against the other party hereto.



C.  Without limiting the remedies available to

REIT, if Member fails to make any payment or

Member's financial institution fails to honor

a charge or transaction by REIT for more than

ten (10) consecutive days, then, in addition

to all other remedies available to REIT, REIT

shall have the immediate right to terminate

this Agreement, repossess all of the Units,

regardless of the amount so remitted by Member

to date, and redeem the Units at a price of

One Dollar (US$1.00) per Unit.



D.  Notwithstanding REIT's rights herein, if

Member fails to make or permit any payment as

herein set forth, prior to the expiration of

the cure period, Member may remit payment for

the balance of the Purchase Price plus all

fees herein due.



E.  MEMBER UNDERSTANDS AND AGREES THAT THE MEMBER

AND REIT ARE WAIVING THE RIGHT TO A JURY TRIAL.

NEITHER MEMBER NOR REIT SHALL BE ENTITLED TO

JOIN OR CONSOLIDATE DISPUTES BY OR AGAINST

OTHERS IN ANY ACTION, NOR TO INCLUDE IN ANY

ACTION ANY DISPUTE AS A REPRESENTATIVE OR

MEMBER OF A CLASS, OR TO ACT IN ANY ACTION IN

THE INTEREST OF THE GENERAL PUBLIC OR IN A

PRIVATE ATTORNEY GENERAL CAPACITY.



9.  Indemnification. Each party will indemnify,

defend, and hold the other party and its owners,

directors, officers, employees, and agents

(collectively with each party, the "Indemnified

Persons") harmless from, and will reimburse

Indemnified Persons for all claims, losses,

liabilities, damages, and expenses (including,

but not limited to, reasonable attorneys' fees)

of any kind or nature, whenever and however

arising, and whether or not involving a third-

party claim, resulting from the first Party's

breach of this Agreement.



10.  Notices.  All notices, consents, and other

communications required or permitted hereunder

must be in writing and will be deemed delivered

in (a) three (3) business days if sent USPS

postage prepaid, via tracking method; (b) one

(1) business day if sent via nationally

recognized overnight courier service, in each

case to a party's address set forth herein or

another address designated by a party pursuant

to this paragraph; or (c) one (1) business day

if sent to a party's electronic mail set forth

herein or another electronic mail address

designated by a party pursuant to this

paragraph.



11.  Miscellaneous.



      A.  Each party's representations, warranties,

indemnities, and obligations that by their nature

extend beyond the expiration or termination of this

Agreement will survive any expiration or

termination of this Agreement



      B.  The captions and headings of sections,

subsections, paragraphs, and subparagraphs are

provided for convenience only and will not affect

the construction or interpretation of the

provisions herein.



      C.  This Agreement and the documents herein

referenced supersede all prior discussions,

negotiations, term sheets, letters of intent,

agreements, and understandings, written or oral,

between the parties with respect to its subject

matter and constitutes a complete and exclusive

statement of the terms of the agreement between the

parties with respect to its subject matter.



      D.  If any part or provision of this Agreement

is found to be invalid or unenforceable by a court

of competent jurisdiction then the remaining parts

and provisions will remain in full force and effect

and the court will interpret and construe this

Agreement to give maximum effect to the parties'

original intent.



      E.  Notwithstanding industry practice or any

oral communication, action, inaction, course of

performance, or course of dealing, no amendment of

or supplement to the terms of this Agreement will

be effective unless it is in writing and executed

by authorized representatives of the parties.



      F.  The rights and remedies of the parties are

cumulative and not exclusive or alternative.  No

failure to exercise, delay in exercising, or

partial exercise of any right, remedy, or power

will operate as a waiver of that right, remedy, or

power, or will preclude further or subsequent

exercise of that or another right, remedy, or

power.  No waiver given will be effective unless it

is in writing and executed by an authorized

representative of a party and no eligible waiver

will be effective except for the specific instance

for which it is given.



      G.  This Agreement will be governed by and

construed under the laws of the State of Georgia

without regard to conflict-of-law principles that

would require the application of any other law,

with venue lying exclusively in Cobb County,

Georgia. The parties hereto submit themselves to

the jurisdiction of these courts and waive any and

all objections to this forum, including without

limitation forum non-conveniens.



      H.  Each person signing this Agreement

represents and warrants that such person is duly

authorized and has legal capacity to execute and

deliver this Agreement. Each party represents and

warrants to the other that the execution and

delivery of the Agreement and the performance of

such party's obligations hereunder have been duly

authorized and that the Agreement is a valid and

legal agreement binding on such party and

enforceable in accordance with its terms.



      I.  This Agreement may be executed in one or

more counterparts. The parties agree that this

Agreement shall be considered signed when the

signature of a party is delivered by electronic

delivery, facsimile transmission, or PDF e-mail.

Such electronic delivery, facsimile transmission,

or PDF e-mail signature shall be treated in all

respects as having the same effect as an original

signature.  This Agreement may be executed in

multiple counterparts, each of which shall be

deemed an original, but all of which together shall

constitute one and the document.



   This preauthorization under this Agreement is for:



   Print Name:

   Street Address:

   Telephone Number:

   Electronic Mail Address:

   Date of Birth:



   Total Units Purchased:

   Total Purchase Price:    $

   Total Payment Plan Amount:  $

   Payment Term:    _______weeks



Payment Method:



BANK NAME:

ROUTING NUMBER (9 DIGITS):

ACCOUNT NUMBER:

ACCOUNT TYPE:

NAME LISTED ON BANK ACCOUNT:











BY EXECUTING BELOW, THE UNDERSIGNED "MEMBER" DOES WARRANT

THAT SAID MEMBER HAS READY THIS PAYMENT PLAN AGREEMENT,

DOES VERIFY AND AFFIRM THAT ALL OF THE INFORMATION

PROVIDED BY MEMBER IS TRUE AND CORRECT, AND THAT MEMBER

DOES EXPRESSLY AUTHORIZE DRAFTING MEMBER'S ACCOUNT

HEREINABOVE SET FORTH FOR THE PURPOSES HEREIN DESCRIBED.



   IN WITNESS WHEREOF, the undersigned have set their

hands and seals to this Payment Plan Agreement as of the

dates so indicated.





By:  ____________________________________(SEAL)

  Date:  ____________________, 202____

Name:  ______________________________________    Title:

______________________________



  REIT INVESTMENTS, LLC





By:  ____________________________________(SEAL)

  Date:  ____________________. 202___

  Lon Passoff, Chairman of the Board

REIT INVESTMENTS, LLC

PAYMENT PLAN AGREEMENT    PAGE 1